UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 4, 2007 (April 2, 2007)

Wonder Auto Technology, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-50883	88-0495105
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 56 Lingxi Street
Taihe District
Jinzhou City, Liaoning
People’s Republic of China, 121013
(Address of Principal Executive Offices)

(86) 0416-5186632
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

ITEM 2.01       COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On April 2, 2007, two subsidiaries of Wonder Auto Technology, Inc. (the “Company”) acquired an aggregate 79.592% ownership interest in Jinzhou Wanyou Mechanical Parts Co., Ltd. (“Wanyou”) in two separate and separately negotiated equity purchase transactions between the Company’s subsidiaries and two former equity owners of Wanyou.

In the first transaction, the Company’s wholly-owned subsidiary, Wonder Auto Limited, a British Virgin Islands corporation, acquired a 40.816% equity ownership interest in Wanyou from Hong Kong Friend Branches Limited, a Hong Kong corporation, for a total cash consideration of up to $8.42 million pursuant to a Share Purchase Agreement dated April 2, 2007. Under the Share Purchase Agreement, the total cash consideration is scheduled to be paid by the Company in three installments as follows. The first installment payment of $2.8 million will be made within three months after the execution of the Share Purchase Agreement. The second cash installment payment of $1.41 million will be paid before December 31, 2007. The final cash installment payment of $4.21 million will be paid if Wanyou achieves minimum net income of RMB 23 million (approximately $2.95 million) for the period from April 2, 2007 to April 1, 2008. If Wanyou fails to achieve the minimum net income threshold, the remaining $4.21 million payment will be proportionately reduced. Under the Share Purchase Agreement, no premium is payable by the Company if Wanyou exceeds the net income target threshold.

In the second transaction, the Company’s indirect, wholly-owned subsidiary, Jinzhou Halla Electrical Equipment Co., Ltd., a Chinese corporation, acquired a 38.776% equity ownership in Wanyou from Jinzhou Wonder Auto Suspension System Co., Ltd. for a total cash consideration of up to $8.0 million pursuant to a Share Purchase Agreement dated April 2, 2007. Under the agreement with Jinzhou Wonder Auto Suspension System Co., Ltd., the total consideration will be paid in three installments. The first payment of $3.0 million is due within three months after the execution of the Share Purchase Agreement. The second $3.0 million cash installment will be paid if Wanyou achieves minimum net income of RMB 23 million (approximately $2.95 million) for the period from April 2, 2007 to April 1, 2008. The remaining $2 million cash payment will be paid if Wanyou attains minimum net income of RMB 29 million (approximately $3.72 million) for the period from April 2, 2008 to April 1, 2009. In the case that Wanyou fails to achieve these net income thresholds, the corresponding payments will be proportionately reduced. Under the Share Purchase Agreement, no premium is payable by the Company if Wanyou exceeds the net income target threshold.

Prior to the equity acquisitions described above, the Company, through its subsidiary Jinzhou Halla Electrical Equipment Co., Ltd., owned 20.408% of Wanyou. As a result of the equity acquisitions, through its subsidiaries, the Company now has 100% indirect ownership of Wanyou. Neither Hong Kong Friend Branches Limited nor Jinzhou Wonder Auto Suspension System Co., Ltd. is an affiliate of the Company. Wanyou’s former directors resigned immediately upon the execution of each Share Purchases Agreements and Wanyou’s current directors have been designated by the Company.

Wanyou is a sino-foreign joint venture established under the laws of the People’s Republic of China and is principally engaged in the business of manufacturing, marketing and selling of piston rods, shock absorber rods, vibration dampers and rotary axes for motor vehicles.

The description of the Share Purchase Agreements in this current report is a summary only and is qualified in its entirety by the terms of the Share Purchase Agreements. A copy of the share purchase agreements is attached hereto as exhibits 10.1 and 10.2 and is hereby incorporated by reference.

ITEM 8.01 OTHER EVENTS

On April 4, 2007, the Company issued a press release about the acquisition of Wanyou and the upward revision of its financial guidance for the year ended December 31, 2007. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS

(a)  Financial Statements of Businesses Acquired.

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(b)  Pro-forma Financial Report.

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(c) Exhibits

Exhibit Number	Description of Exhibit
10.1	Share Purchase Agreement, dated as of April 2, 2007, by and between Wonder auto Limited and Hong Kong Friend Branches Limited.
10.2	Share Purchase Agreement, dated as of April 2, 2007, by and between Jinzhou Halla Electrical Equipment Co., Ltd. and Jinzhou Wonder Auto Suspension System Co., Ltd.
99	Press Release, dated April 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wonder Auto Technology, Inc.

Date: April 4, 2007

/s/ Qingjie Zhao
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Share Purchase Agreement, dated as of April 2, 2007, by and between Wonder auto Limited and Hong Kong Friend Branches Limited.
10.2	Share Purchase Agreement, dated as of April 2, 2007, by and between Jinzhou Halla Electrical Equipment Co., Ltd. and Jinzhou Wonder Auto Suspension System Co., Ltd.
99	Press Release, dated April 4, 2007.